EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among:

BORLAND SOFTWARE CORPORATION,
a Delaware corporation;

GALAXY ACQUISITION CORP.,
a Delaware corporation; and

STARBASE CORPORATION,
a Delaware corporation

Dated as of October 8, 2002

i

EXHIBITS

Exhibit A	—	Certain Definitions

Exhibit B	—	List of Individuals Entering into Tender and Voting Agreement

Annex I	—	Conditions of the Offer

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 8, 2002, by and among: BORLAND SOFTWARE CORPORATION, a Delaware corporation (“Parent”); GALAXY ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and STARBASE CORPORATION, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.  The respective boards of directors of Parent, Acquisition Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and provisions of and subject to the conditions set forth in this Agreement.

B.  It is proposed that Acquisition Sub make a cash tender offer (the “Offer”) to acquire all of the outstanding shares of Company Common Stock for $2.75 per share (such amount, or any greater per share paid pursuant to the Offer, subject to Section 1.1(e), being the “Per Share Amount”), net to the seller in cash, upon the terms and provisions of and subject to the conditions of this Agreement.

C.  In furtherance of the acquisition of the Company by Parent, the boards of directors of Parent, Acquisition Sub and the Company have each approved a merger (the “Merger”) of Acquisition Sub with and into the Company, with the Company as the surviving corporation, upon the terms and provisions of and subject to the conditions set forth in this Agreement.

D.  By resolutions duly adopted, the board of directors of the Company has, in light of and subject to the terms and conditions hereof: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of its stockholders; and (ii) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares pursuant to the Offer and adopt this Agreement.

E.  In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution and delivery of this Agreement certain of the executive officers and directors of the Company set forth on Exhibit B hereto are executing a tender and voting agreement in favor of Parent and Acquisition Sub (the “ Tender and Voting Agreement”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.  THE OFFER

1.1   Conduct of the Offer.

(a)  Provided that this Agreement shall not have been terminated in accordance with Section 8 hereof and that none of the events or circumstances set forth in Annex I shall have occurred or exist (excluding the events or circumstances set forth in paragraph “(a)” in Annex I and paragraph “(d)” in Annex I), as promptly as practicable after the date of this Agreement, Acquisition Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer.

(b)  The obligation of Acquisition Sub to accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject to (i) the condition that there shall be validly tendered and not withdrawn a number of shares of Company Common Stock which together with the shares tendered under the Tender and Voting Agreement and any outstanding shares of Company Common Stock with respect to which Parent or Acquisition Sub has sole “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer (“Parent-Owned Shares”), represents at least a majority of the Fully Diluted Number of Company Shares (the “Minimum Condition”) and (ii) the other conditions set forth in Annex I. Acquisition Sub expressly reserves the right at its sole discretion to increase the Per Share Amount or to make any other changes in the terms and conditions of the Offer; provided, that none of the changes in the terms and conditions of the Offer, without the prior written consent of the Company, will be in any manner adverse to holders of shares of Company Common Stock; provided, further, that without the prior written consent of the Company: (i) the Minimum Condition may not be amended or waived; and (ii) no change may be made that changes the form of consideration to be paid, decreases the price per share of Company Common Stock below the Per Share Amount or the number of shares of Company Common Stock sought in the Offer, or imposes conditions to the Offer in addition to the Minimum Condition and the other conditions set forth in Annex I. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall accept for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable Legal Requirements and shall pay for such shares promptly thereafter. Any one or more of the conditions to the Offer, other than the Minimum Condition, may be waived in whole or in part by Acquisition Sub in its sole discretion. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Acquisition Sub shall not accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer unless and until the Minimum Condition has been satisfied.

(c)  The Offer shall initially be scheduled to expire 20 business days following the date of the commencement thereof. If, at any then-scheduled expiration date, any of the conditions to the Offer have not been satisfied or waived (other than conditions which Acquisition Sub determines are not capable of being satisfied), Acquisition Sub shall be entitled to extend the Offer for such amount of time as is reasonably necessary to cause such conditions to the Offer to be satisfied. Notwithstanding anything to the contrary contained in this Agreement: (i) Acquisition Sub may, without the consent of the Company or any other Person (A) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer and (B) if the sum of (1) the number of shares of Company Common Stock that shall have been validly tendered and not withdrawn pursuant to the Offer (other than shares tendered by guaranteed delivery where actual delivery has not occurred) as of the scheduled or extended expiration date of the Offer, plus (2) the number of Parent-Owned Shares as of such date, represents more than a majority of the Fully Diluted Number of Company Shares but less than 90% of the Fully Diluted Number of Company Shares as of such date, extend the Offer for an additional period of not more than 20 business days; and (ii) Acquisition Sub may, without the consent of the Company or any other Person, elect to provide for a subsequent offering period (and one or more extensions thereof) pursuant to, and in accordance with the terms of, Rule 14d-11 under the Exchange Act. Notwithstanding the foregoing, if the Minimum Condition has not been satisfied and none of the other events or circumstances set forth in Annex I (excluding the events or circumstances set forth in paragraph “(a)” in Annex I and paragraph “(d)” in Annex I) shall have occurred at the time of the expiration of the initial 20 business day period of the Offer, Acquisition Sub shall, be required, without the consent of the Company or any other Person, to extend the Offer expiration date for 15 business days; provided, however that such 15 business day extension may be for a single 15 business day period or for two or more shorter periods as Acquisition Sub shall determine, and, if the Minimum Condition is satisfied at the end of any such period, Acquisition Sub shall not be required to further extend the Offer.

(d)  On the date of commencement of the Offer, Parent and Acquisition Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference the offer to purchase shares of Company Common Stock pursuant to the Offer (the “Offer to Purchase”) and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock in accordance with applicable federal securities laws. Parent and Acquisition Sub agree that they shall use all reasonable efforts to cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the “Offer Documents”) to comply in all material respects with the Exchange Act, the Securities Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Acquisition Sub and the Company agrees to use all reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer, to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to take all steps necessary to cause the Offer Documents as supplemented or amended to correct such information to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Acquired Corporations and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(d). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendment thereto) prior to the filing thereof with the SEC. Parent and Acquisition Sub agree to provide the Company and its counsel with any comments Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

(e)  If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Amount shall be appropriately adjusted to reflect such change or transaction.

1.2   Company Actions.

(a)  The Company hereby approves and consents to the Offer and represents that its board of directors, at a meeting duly called and held, has by the unanimous vote of all directors of the Company (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the Delaware General Corporation Law (“DGCL”), (iii) declared that this Agreement is advisable, (iv) resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement (the recommendation of the Company’s board of directors that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement being referred to as the “Company Board Recommendation”), and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement, including, without limitation, Section 203 of the DGCL, that might otherwise apply to the Offer or the Merger or any of the other transactions contemplated by this Agreement. Subject to Section 5.3: (A) the Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (B) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted or proposed.

(b)  As promptly as practicable on the day that the Offer is commenced, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject only to Section 5.3, shall reflect the Company Board Recommendation. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Acquisition Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as supplemented or amended to correct such information to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment thereto) prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

(c)  The Company will promptly furnish Parent and Acquisition Sub with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Acquisition Sub may reasonably request in connection with the Offer and the Merger. Parent and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver to the Company or destroy, and will use their reasonable efforts to cause their agents to deliver to the Company or destroy, all copies and any extracts or summaries from such information then in their possession or control.

1.3   Directors.

(a)  Effective upon the satisfaction of the Minimum Condition and the acceptance for payment of any shares of Company Common Stock pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company’s board of directors that equals the product of (i) the total number of directors on the Company’s board of directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) a fraction whose numerator is the aggregate number of shares of Company Common Stock the beneficially owned by Parent or Acquisition Sub (including shares of Company Common Stock accepted for payment pursuant to the Offer), and whose denominator is the total number of shares of Company Common Stock then outstanding, and the Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company’s board of directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company’s board of directors and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as individuals designated by Parent represent on the board of directors of the Company. Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective commercially reasonable efforts to cause at least two of the members of the Company’s board of directors, at all times prior to the Effective Time (as hereinafter defined), to be individuals who were directors of the Company and were not officers or employees of the Company or any of its Subsidiaries on the date hereof (the “Continuing Directors”); provided, however, that if at any time prior to the Effective Time there shall be in office only one Continuing Director for any reason, the Company’s board of directors shall cause a person who is not an officer or employee of the Company or any of its Subsidiaries designated by the remaining Continuing Director to fill such vacancy (and such person shall be deemed to be a Continuing Director for all purposes of this Agreement), and if at any time prior to the Effective Time no Continuing Directors then remain, the other directors of the Company then in office shall use reasonable efforts to designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, its Subsidiaries, Parent or Acquisition Sub or any of their respective affiliates (and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement).

(b)  The Company’s obligations to appoint Parent’s designees to the Company’s board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 of the Exchange Act require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 of the Exchange Act. The provisions of this Section 1.3 are in addition to and shall not limit any rights which Acquisition Sub, Parent or any of their affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of applicable law with respect to the election of directors or otherwise.

(c)  Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors or if there shall only be one, of a Continuing Director, shall be required to authorize (and such authorization shall constitute the authorization of the Company’s board of directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company’s board of directors, any extension of time for performance of any obligation or action hereunder by Parent or Acquisition Sub requiring the consent of the Company, any waiver of compliance by the Company of any of the agreements or conditions contained herein for the benefit of the Company, any required or permitted consent or action by the board of directors of the Company hereunder and any other action of the Company hereunder which adversely affects the holders of shares of Company Common Stock (other than Parent or Acquisition Sub); provided, that, if for any reason there shall be no Continuing Directors, such actions may be effected by majority vote of the entire board of directors of the Company.

Section 2.  MERGER TRANSACTION

2.1   Merger of Acquisition Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 2.3), Acquisition Sub shall be merged with and into the Company, the separate existence of Acquisition Sub shall cease and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2   Effect of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation.

2.3   Closing; Effective Time.    Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 8 hereof, the consummation of the Merger (the “Closing”) shall take place at the New York offices of Skadden, Arps, Slate, Meagher & Flom LLP, at 10:00 a.m., New York City time, on a date to be designated by Parent (the “Closing Date”), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), unless another date, time or place is agreed to by the parties hereto. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, concurrently with or as soon as practicable but not later than two (2) business days following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is specified in the certificate of merger (the “Effective Time”).

2.4   Certificate of Incorporation and Bylaws; Directors and Officers.    Unless otherwise determined by Parent prior to the Effective Time:

(a)  subject to Section 6.5(a), the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of Acquisition Sub as in effect immediately prior to the Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable law, except that the authorized capital stock of the Surviving Corporation shall be 150,000,000 shares of common stock, $.01 per share (the “Surviving Corporation Common Stock”);

(b)  subject to Section 6.5(a), the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable law;

(c)  the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Acquisition Sub immediately prior to the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and

(d)  the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior to the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.5   Conversion of Shares.

(a)  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

(i)  any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)  any shares of Company Common Stock then held by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)  except as provided in clauses “(i)” and “(ii)” above and subject to Sections 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive the Per Share Amount (the “Merger Consideration”), without interest; and

(iv)  all of the shares of the common stock, $0.01 par value per share, of Acquisition Sub then outstanding shall be converted into a number of shares of Surviving Corporation Common Stock equal to the number of shares of Company Common Stock issued and outstanding (excluding shares cancelled pursuant to clause “(i)” above) immediately prior to the Effective Time.

(b)  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to reflect such change or transaction.

(c)  If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the Merger Consideration payable with respect thereto will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

2.6   Surrender of Certificates; Stock Transfer Books.

(a)  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

(b)  Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.5 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall beentitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Acquisition Sub that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.6(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate.

(c)  At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(d)  At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the shares of Company Common Stock shall be closed and thereafter there shall be no further registration of transfers ofshares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e)  The Surviving Corporation, Parent and Acquisition Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the consideration otherwise payable in the Merger to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to Taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

2.7   Shares Subject to Appraisal Rights.

(a)  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger (by reason of a delisting of Company Common Stock from the Nasdaq Small Cap Market or otherwise), any shares of Company Common Stock that, as of the Effective Time, are held by holders who have as of the Effective Time preserved appraisal rights under Section 262 of the DGCL with respect to such shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.5(a), and the holder or holders of such shares shall be entitled only to such rights as may be provided to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 2.5(a).

(b)  The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

2.8   Further Action.    If, at any time after the Effective Time, any further action is determined by Parent to be reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

Section 3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth in the Company Disclosure Schedule prepared and signed by the Company and delivered to Parent and Acquisition Sub simultaneously with the execution hereof, the Company represents and warrants to Parent and Acquisition Sub that all of the statements contained in this Section 3 are true and complete as of the date of this Agreement, and will be true and complete as of the expiration date of the Offer as though made at such time and as of the Effective Time as though made at the Effective Time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). Each exception set forth in the Company Disclosure Schedule and each other response to this Agreement set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section. In the event of any inconsistency between statements in the body of this Agreement and statements in the Company Disclosure Schedule (excluding exceptions expressly set forth in the Company Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

3.1   Subsidiaries; Due Organization; Etc.

(a)  The Company has no Subsidiaries except for the Entities identified in Part 3.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 3.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity (the Company and each of its Subsidiaries are referred to collectively in this Agreement as the “Acquired Corporations”). For purposes of this Section 3, the term “Acquired Corporations” shall also be deemed to include any Entity that has been merged into or consolidated with the Company, any Subsidiary of the Company or any predecessor Entity of the Company. Part 3.1(a)(i) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or formation and authorized and outstanding capital of each Acquired Corporation and the jurisdictions in which each Acquired

Corporation is qualified to do business. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations is a general partner of, or is otherwise liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity. The outstanding capital stock of each of the Acquired Corporations is free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any Subsidiary.

(b)  Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)  Each of the Acquired Corporations is duly qualified or licensed to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification or license other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

3.2   Certificate of Incorporation and Bylaws.    The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter or organizational documents as presently in effect of each of the respective Acquired Corporations, including all amendments thereto.

3.3   Capitalization, Etc.

(a)  The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock, of which 8,736,690 shares have been issued and are outstanding as of the date of this Agreement including the Escrow Shares (as such term is hereinafter defined); (ii) 10,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are currently issued or are outstanding; and (iii) 1,200,000 shares of Preferred Stock have been designated as Series J Convertible Preferred Stock, of which no shares are currently issued or are outstanding. Except as set forth in Part 3.3(a)(i) of the Company Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. There are 141,863 shares of Company Common Stock that are subject to a certain Performance Share Escrow Agreement, dated October 15, 1992, as amended (such shares being referred to as the “Escrow Shares”), and are held in an escrow by Montreal Trust Company of Canada, as escrow agent (the “Escrow Agent”). Except as set forth in Part 3.3(a)(ii) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock or the capital stock of any of the Acquired Corporations is entitled to, subject to or bound by any outstanding option, warrant, call, subscription right, preemptive right, right of participation, right of maintenance or any other right agreement or commitment which (a) obligates Company or any Subsidiary of Company to issue, sell or transfer any shares of the capital stock of Company or any Subsidiary of Company, (b) restricts the transfer of any shares of capital stock of Company or any of its Subsidiaries, or (c) relates to the voting of any shares of capital stock of Company or any of its Subsidiaries; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. Part 3.3(a)(iii) of the Company Disclosure Schedule describes all repurchase rights held by the Company with respect to shares of Company Common Stock (whether such shares were issued pursuant to the exercise of Company Options or otherwise).

(b)  As of the date of this Agreement: (i) 265,807 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2001 Stock Plan, and options relating to an additional 74,193 shares of Company Common Stock are eligible for future grant under such plan; (ii) 126,773 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 1996 Stock Option Plan, and no options are eligible for future grant under such plan; (iii) 1,543,484 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s NSO Stock Option Program, and no options are eligible for future grant under such program; (iv) 16,025 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Premia Corporation 1998 Stock Option Plan, and no options are eligible for future grant under such plan; and (v) 58,743 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Technology Builders, Inc. Amended and Restated Stock Option and Stock Incentive Plan, and no options are eligible for future grant under such plan. As of the date of this Agreement, 383,691 shares of Company Common Stock are reserved for future issuance pursuant to Company Warrants. All convertible debentures issued by the Company have been validly converted into shares of Company Common Stock, and no convertible debentures issued by the Company are currently outstanding and no Person has any rights, interests or claims with respect to any such convertible debentures. Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company’s stock option plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as “Company Options.” Part 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan or program (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all Company Warrants and all stock option plans under which the Company has any obligations or which have been assumed by the Company in connection with the acquisition of any of its Subsidiaries pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of the stock option agreements, grants or awards evidencing such options. The name of the holder, number of shares of Company Common Stock issuable pursuant to and the exercise price of each of the Company Warrants is set forth on Part 3.3(b) of the Company Disclosure Schedule, provided, however, that the information set forth on Part 3.3(b) of the Company Disclosure Schedule does not reflect any assignment or transfer of any Company Warrants made without prior notice to the Company and with respect to which the Company does not have Knowledge. None of the Company Warrants has an exercise price less than or equal to the Per Share Amount and, except as set forth in Part 3.3(b) of the Company Disclosure Schedule, none of the Company Options has an exercise price less than or equal to the Per Share Amount.

(c)  With respect to the representations made in this Section 3.3 and the corresponding Parts of the Company Disclosure Schedule, in each case, the number of shares outstanding or authorized, and the number of shares issuable under and exercise prices of each Company Option and Company Warrant has been adjusted to take into account the 1 for 10 reverse split (the “Reverse Split”) of the Company Common Stock which occurred on July 31, 2002.

(d)  Except as set forth in Part 3.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

(e)  Except as set forth in Part 3.3(e) of the Company Disclosure Schedule, all outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Except as set forth in Part 3.3(e) of the Company Disclosure Schedule, all Company Options have been granted using the standard form of option agreement under their respective stock option plan or the standard form of agreement under the Stock Option Program.

(f)  All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

3.4   SEC Filings; Financial Statements.

(a)  The Company has made available (and with respect to future filings, will make available) via EDGAR to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 1999, and all amendments thereto (the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since January 1, 1999 have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended.

(c)  Prior to the Offer Closing Date, the Company will have in place the “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

3.5   Absence of Changes.    Except as specifically contemplated by this Agreement or any transactions contemplated hereby, or as set forth in Part 3.5 of the Company Disclosure Schedule, since March 31, 2002:

(a)  there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations

(b)  none of the Acquired Corporations has entered into any agreement, commitment or transaction which is material to Company and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business consistent with past practice;

(c)  there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

(d)  none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(e)  none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or Company Warrants or upon conversion of the Convertible Debentures), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 3.3(b) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(f)  the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company’s stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(g)  there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split (other than the Reverse Split and the Certificate of Designation filed in connection with the Series J Preferred Stock) or similar transaction;

(h)  neither the Company nor any of its Subsidiaries has disposed of or permitted to lapse any rights to the use of any Company IP, or disposed of or disclosed to any Person other than Representatives of Parent any trade secret, formula, process, know-how or other Company IP not theretofore a matter of public knowledge;

(i)  none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(j)  none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made by or on behalf of the Acquired Corporations between March 31, 2002 and the date of this Agreement, exceeds $100,000 in the aggregate;

(k)  except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 3.10), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

(l)  none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(m)  none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except in the ordinary course of business consistent with past practices and not in excess of $50,000 individually or $200,000 in the aggregate;

(n)  none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

(o)  none of the Acquired Corporations has adopted or entered into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(p)  none of the Acquired Corporations has permitted any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled;

(q)  none of the Acquired Corporations has entered into any agreement, understanding or commitment that restrains, limits or impedes the ability of any Acquired Corporation to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the activities of any Acquired Corporation;

(r)  none of the Acquired Corporations has planned, announced, implemented or effected any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries involving, in the aggregate, more than 20 persons;

(s)  none of the Acquired Corporations has (i) lent money to any Person, other than routine travel advances made to employees in the ordinary course of business consistent with past practice, or (ii) incurred or guaranteed any indebtedness for borrowed money;

(t)  none of the Acquired Corporations has (i) adopted, established or entered into any Employee Plan (as defined in Section 3.17), (ii) caused or permitted any Employee Plan to be amended in any material respect (other than to comply with applicable Legal Requirements or to renew such Employee Plans on the same terms and at the same costs), or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(u)  none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

(v)  none of the Acquired Corporations has made any Tax election;

(w)  none of the Acquired Corporations has commenced or settled any Legal Proceeding;

(x)  none of the Acquired Corporations has entered into any transaction or taken any other action that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporations;

(y)  none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(z)  none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(b)” through “(z)” above.

3.6   Title to Assets.    The Acquired Corporations own, and have good, valid and marketable title to, all assets (tangible and intangible) purported to be owned by them, including: (i) all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (1) any lien for current Taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (3) Encumbrances described in Part 3.6 of the Company Disclosure Schedule. The rights, properties and other assets to be acquired by Parent and Acquisition Sub pursuant hereto include all rights, properties and other assets used by the Acquired Corporations to conduct their businesses or necessary to permit Parent and Acquisition Sub to conduct the businesses currently conducted by the Acquired Corporations after the Closing in all material respects in the same manner as such businesses have been conducted by the Acquired Corporations prior to the date hereof.

3.7   Certain Loans; Customers; Inventories.

(a)  Part 3.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business consistent with past practice.

(b)  Part 3.7(b)(i) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the orders received from, each customer or other Person that accounted for (i) more than $75,000 of the consolidated gross sales of the Acquired Corporations in the fiscal year ended March 31, 2002, or (ii) more than $75,000 of the consolidated gross sales of the Acquired Corporations in the fiscal quarter ended June 30, 2002. The Company has not received any notice or other communication (in writing or otherwise), indicating that any customer or other Person identified in Part 3.7(b)(i) of the Company Disclosure Schedule may cease dealing with any of the Acquired Corporations or may otherwise modify or reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels and, except as set forth in Part 3.7(b)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, (x) no such Person has any intention to do so and (y) the consummation of the transactions contemplated by this Agreement will not have a adverse effect on any such relationship that would reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations.

3.8   Equipment; Real Property; Leasehold.    All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for: (i) the leaseholds created under the real property leases identified in Part 3.8(a)(i) of the Company Disclosure Schedule, accurate and complete copies of which leases, including all amendments thereto, have been provided to Parent; and (ii) the land or other real property described in Part 3.8(a)(ii) of the Company Disclosure Schedule to which the Company has good and marketable fee title and which is owned by the Company free and clear of any Encumbrances, except for the Encumbrances identified in Part 3.8(a)(ii) of the Company Disclosure Schedule.

3.9   Intellectual Property.

(a)  Part 3.9(a) of the Company Disclosure Schedule accurately identifies the following information:

(i)  Part 3.9(a)(i) of the Company Disclosure Schedule accurately identifies each current and material proprietary product or service developed, manufactured, marketed, or sold by any of the Acquired Corporations, including any product or service currently under development by any of the Acquired Corporations.

(ii)  Part 3.9(a)(ii) of the Company Disclosure Schedule accurately identifies (A) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has made available to Parent complete and accurate copies of all applications, material correspondence and other material documents related to each such item of Registered IP.

(iii)  Part 3.9(a)(iii) of the Company Disclosure Schedule accurately identifies (A) all Intellectual Property Rights or Intellectual Property licensed to any of the Acquired Corporations (other than any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the products or services of any of the Acquired Corporations and (3) is generally available on standard terms for less than $100,000), (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Acquired Corporations and (C) whether the license or licenses granted to the Acquired Corporations are exclusive or nonexclusive.

(iv)  Part 3.9(a)(iv)(A) of the Company Disclosure Schedule accurately identifies each Contract in which the aggregate fees and royalties (including maintenance and support fees for the first year of maintenance and support, if any) paid or payable to the Acquired Corporations equal or exceed $75,000 and pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. Except as set forth in Part 3.9(a)(iv)(B) of the Company Disclosure Schedule, none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world.

(b)  The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by any of the Acquired Corporations at any time, including each standard form of (A) end user license agreement, (B) development agreement, (C) distributor or reseller agreement, (D) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, (E) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision or (F) confidentiality or nondisclosure agreement. Part 3.9(b) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.

(c)  Except as set forth in Part 3.9(c) of the Company Disclosure Schedule, the Acquired Corporations exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to any of the Acquired Corporations, as identified in Part 3.9(a)(iv) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Part 3.9(a)(iii) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i)  All documents and instruments necessary to perfect the rights of each of the Acquired Corporations in the Company IP that is Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)  To the Knowledge of the Company, each Person who is or was an employee or contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Acquired Corporations and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of any of the Acquired Corporations has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the Knowledge of the Company, no employee of any of the Acquired Corporations is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any of the Acquired Corporations or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii)  No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv)  Each of the Acquired Corporations has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret.

(v)  Except as set forth in Part 3.9(c)(v) of the Company Disclosure Schedule, since January 1, 2000, none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(vi)  None of the Acquired Corporations is now or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

(vii)  Except as set forth in Part 3.9(c)(vii) of the Company Disclosure Schedule, each of the Acquired Corporations owns or otherwise has, and after the Closing the Surviving Corporation will have, all Intellectual Property Rights needed to conduct the business of each of the Acquired Corporations as currently conducted and presently planned by each of the Acquired Corporations to be conducted.

(d)  To the Knowledge of the Company, all Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i)  Each U.S. patent application and U.S. patent in which any of the Acquired Corporations has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent. None of the Acquired Corporations owns (or purports to own) or has filed any foreign patent applications or foreign patents.

(ii)  To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person. Except as set forth in Part 3.9(d) of the Company Disclosure Schedule, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which any of the Acquired Corporations has or purports to have an ownership interest has been impaired.

(iii)  Each item of Company IP that is Registered IP is and, to the Knowledge of the Company, at all times has been in compliance with all Legal Requirements, and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of any of the Acquired Corporations has been abandoned, allowed to lapse, or rejected. Part 3.9(d)(iii) of the Company Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is ninety (90) days after the date hereof in order to maintain each such item of Company IP in full force and effect.

(iv)  No interference, opposition, reissue, reexamination, or other Proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

(e)  To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 3.9(e) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of)

each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(f)  Except as described in Parts 3.9(a)(iii) and 3.25 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Part 3.9(a)(iii) of the Company Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(g)  Except as described in Part 3.9(g) of the Company Disclosure Schedule and to the Knowledge of the Company, none of the Acquired Corporations has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i)  No product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of any of the Acquired Corporations, and no Intellectual Property ever owned, used or developed by any of the Acquired Corporations, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(ii)  No infringement, misappropriation or similar claim or Proceeding is pending or has been threatened against any of the Acquired Corporations or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Corporations with respect to such claim or Proceeding. None of the Acquired Corporations has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person.

(iii)  None of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim. None of the Acquired Corporations has ever assumed or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right.

(iv)  No claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by any of the Acquired Corporations.

(h)  To the Knowledge of the Company, none of the Company Software (A) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affect the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software or (B) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software. The Company has made available to Parent a complete and accurate list of all known bugs, defects, and errors in each version and component of the Company Software.

(i)  To the Knowledge of the Company, none of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data or file without the user’s consent.

(j)  None of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that (A) could require, or could condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software or (B) could otherwise impose any limitation, restriction or condition on the right or ability of any of the Acquired Corporations to use or distribute any Company Software.

(k)  Except as set forth in Part 3.9(k) and Part 3.25 of the Company Disclosure Schedule, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any of the Acquired Corporations. None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any of the Acquired Corporations. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of any of the Acquired Corporations. Without limiting the generality of the foregoing, no Person has made any claim or delivered any notice that such Person is entitled to receive the source code for any Company Software pursuant to any source code escrow agreement identified or required to be identified in Part 3.9(k) or Part 3.25 of the Company Disclosure Schedule.

(l)  Except as set forth in Part 3.9(l) of the Company Disclosure Schedule, to the Knowledge of the Company, no company or customer (i) has or had any exclusive rights to any portion of the Company IP or Company Software, (ii) has or had any rights restricting the Company’s use of Company IP or Company Software within any field of use, (iii) has ever incorporated any source code for any Company Software into any of such company’s product, (iv) has ever redistributed any such source code, or (v) has ever used any such source code to develop, market or distribute any product.

(m)  No claim or demand of any nature has been made by Progress Software Corporation (“PSC”), or any successor thereto or any Person acting on its behalf, under or with respect to Article 13 of the Marketing, Distribution and Licensing Agreement between PSC and the Company, dated July 29, 1997, as amended.

3.10   Contracts.

(a)  Part 3.10(a) of the Company Disclosure Schedule identifies the following Contracts under which any of the Acquired Corporations has any rights, obligations or liabilities (each a “Material Contract”); provided, that, without limiting the definition of “Material Contract,” the Company shall not be required to identify in Part 3.10(a) of the Company Disclosure Schedule (y) end user license agreements in the standard form of license agreement used by the Company as of the date of this Agreement for the license of Company Software in the ordinary course of business, as provided to Parent, without material deviation therefrom or (z) distribution or reseller agreements in the standard form of distribution or reseller agreement used by the Company as of the date of this Agreement, as provided to Parent, without material deviation therefrom, which, for purposes of clauses (y) and (z) above, “material deviation” shall include, without limitation, any (1) “source code escrow” or source code licensing provision, (2) non-standard assignment or termination provision or (3) most-favored customer provision, (4) non-standard limitation of liability or warranty provision, (5) any contract providing for any exclusivity arrangement, or (6) any contract with any Governmental Body and; provided further, that the definition of “Material Contract” shall be limited to Contracts (A) with a value or cost to the Company in excess of $50,000 over the remaining term thereof or which restrict the Company or any of the Acquired Corporation in any material respect and (B) are currently in effect:

(i)  any Contract (A) relating to the employment of, or the performance of services by, any employee or consultant, (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, (C) which is a collective bargaining or union contract or agreement or (D) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $50,000 to any current or former employee, director or consultant;

(ii)  any Contract relating to the acquisition, transfer, development, sharing or license of any Company IP (except for any Contract pursuant to which (A) any Company IP is licensed to the Acquired Corporations other than any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the products or services of any of the Acquired Corporations and (3) is generally available on standard terms for less than $100,000, generally available to the public, or (B) any Company IP is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis in the ordinary course of business), including all Contracts identified or required to be identified in Part 3.9 of the Company Disclosure Schedule;

(iii)  any Contract that provides for indemnification of any officer, director, employee or agent;

(iv)  any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person or in any geographical area, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, (F) to transact business or deal in any other manner with any other Person or (G) to conduct its business as presently conducted or materially and adversely affect or materially restrict, the business, operations, assets, properties or condition (financial or other) of the businesses of the Acquired Corporations as currently conducted;

(v)  any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, disposition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, registration right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(vi)  any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent;

(vii)  any Contract relating to any currency hedging;

(viii)  any Contract which provides for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company;

(ix)  other than those Contracts which by their terms expressly prevent such disclosure, any Contract (A) imposing any confidentiality obligation on any of the Acquired Corporations or on any other Person, other than nondisclosure agreements, confidentiality agreements and other agreements containing confidentiality obligations, in each case, entered into in the ordinary course of business or (B) containing “standstill” or similar provisions;

(x)  any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

(xi)  any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Proposal or similar transaction;

(xii)  any Contract that has a term of more than 60 days and that may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by such Acquired Corporation;

(xiii)  other than Contracts with employees of or consultants to the Company, any Contract that over its term contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate;

(xiv)  any Contract that could reasonably be expected to have a material effect on (A) the business, condition, capitalization, assets, liabilities, operations, financial performance or prospects of any of the Acquired Corporations or (B) the ability of the Company to perform any of its obligations under, or to consummate any of the transactions contemplated by, this Agreement; and

(xv)  any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

The Company has delivered to Parent an accurate and complete copy of each Acquired Corporation Contract, including any amendments thereto or modifications thereof, that constitutes a Material Contract.

(b)  Each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, has not been modified or amended and constitutes the legal, valid and binding obligation of the Company or its Subsidiaries, as the case may be, as a party thereto, in accordance with the terms of such agreement and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)  Except as set forth in Part 3.10(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since January 1, 2000, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

(d)  No Person has any right or claim against the Company or any of the other Acquired Corporations under, or with respect to, the Purchase Agreement (the “Purchase Agreement”), dated as of May 22, 2002, by and among the Company and the Investors set forth therein or in connection with any of the transactions contemplated thereby. The Purchase Agreement has been terminated in accordance with its terms.

(e)  Except as set forth in Part 3.10(e) of the Company Disclosure Schedule, no Acquired Corporation Contract which provides for payments in excess of $75,000 per year and which is currently in effect contains any “most favored customer” or similar provision that restricts (or after the Offer Closing Date or the Effective Time will restrict) in any manner the right or ability of any Acquired Corporation to set prices, fees or rates for any of its products or services or that provides any guaranty, representation, warranty or other assurance that the prices, fees or rates charged by an Acquired Corporation pursuant to such Acquired Corporation Contract are not, or will not be, higher than the prices, fees or rates that have been, are being or in the future may be charged by an Acquired Corporation for the same or similar products or services, unless such provision (i) is expressly limited to the prices, fees or rates that such Acquired Corporation was charging at the time such Acquired Corporation Contract was entered into for the same or similar products or services being sold, licensed or provided in the same or similar quantities and on the same or similar terms and conditions and (ii) will not restrict, at any time after the Offer Closing Date or the Effective Time, in any manner, the right or ability of any Acquired Corporation or Parent to set prices, fees or rates for any product or service.

3.11   Sale of Products; Performance of Services.

(a)  All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts in all material respects and with all applicable Legal Requirements.

(b)  Since January 1, 2001, no customer or other Person has asserted or, to the Knowledge of the Company, threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) based upon any services performed by any of the Acquired Corporations, other than claims the total cost to remedy which does not exceed $75,000 with respect to standard maintenance in the ordinary course of business.

3.12   Liabilities.    None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature (including, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured), either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities (consistent in type and magnitude with those reflected on the Unaudited Interim Balance Sheet) that have been incurred by the Acquired Corporations since June 30, 2002 in the ordinary course of business and consistent with past practices; and (c) liabilities described in Part 3.12 of the Company Disclosure Schedule.

3.13   Compliance with Legal Requirements.    Except as set forth in Part 3.13 of the Company Disclosure Schedule, each of the Acquired Corporations is, and has at all times since January 1, 2001 been, in compliance in a timely manner in all material respects with all applicable Legal Requirements and to the Knowledge of the Company there are no circumstances that, if not remedied or modified, would prevent or materially interfere with such compliance. Since January 1, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

3.14   Certain Business Practices.    None of the Acquired Corporations, and (to the Knowledge of the Company) no director, officer, agent or employee of any of the Acquired Corporations, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.15   Governmental Authorizations.

(a)  The Acquired Corporations hold, and will continue to obtain and renew until the Closing Date, all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted in accordance with the ordinances, rules, requirements and regulations of any Governmental Body having jurisdiction over its properties or activities, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 2001 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance with the terms and requirements of such Governmental Authorizations has not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Since January 1, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any of its respective products or services.

(b)  There is no grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise.

3.16   Tax Matters.

(a)  Except as set forth in Part 3.16(a) of the Company Disclosure Schedule, each of the Company and each Subsidiary of the Company (and any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary of the Company is or was a member) has (A) timely filed all federal, state, local and foreign Tax Returns (as hereinafter defined) required to be filed by or for it in respect of any Taxes (as hereinafter defined) except where failure to file would not have a Material Adverse Effect, and all such Tax Returns filed are true, correct and complete in all material respects, (B) liabilities for Taxes not yet due and payable as of the date of the Company’s most recent financial statements included in the Company SEC Documents that do not exceed the reserves established on such financial statements for the payment of such Taxes except where such excess would not have a Material Adverse Effect, (C) complied in all material respects with the applicable laws, rules and regulations relating to withholding and payment of all Taxes and other amounts required to be so withheld and paid over except to the extent that a reserve for such Taxes is reflected on the balance sheet that is part of the most recent financial statements included in the Company SEC Documents; and (D) timely paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been established in the Company’s most recent financial statements included on the Company SEC Documents and except where failure to pay such Taxes would not have a Material Adverse Effect.

(b)  Except as set forth in Part 3.16(b) of the Company Disclosure Schedule, no Tax Return of the Company, any of its Subsidiaries or any affiliated, consolidated, combined or unitary group that includes the Company or any of its Subsidiaries has been examined by a Tax authority. Except for alleged deficiencies which have been finally and irrevocably resolved, neither the Company nor any of its Subsidiaries have received written notification (or, to the Knowledge of the Company, any other notification) that any deficiency for any Taxes, the amount of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, has been (or, to the Knowledge of the Company, will be) proposed, asserted or assessed against the Company or any of its Subsidiaries by any federal, state, local or foreign Tax authority or court with respect to any period.

(c)  Neither the Company nor any of its Subsidiaries has (A) executed or entered into with the U.S. Internal Revenue Service (the “IRS”) or any other Tax authority any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any federal, state, local or foreign Taxes, (B) executed or entered into with the IRS or any other Tax authority any closing agreement or other similar agreement (nor has the Company or any of its Subsidiaries received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any Tax Return not yet filed, or (C) requested any extension of time to file after the Effective Time any Tax Return required by applicable law to be filed prior to the Effective Time (without regard to such extension).

(d)  Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the assets of the Company or any of its Subsidiaries is required to be treated as being owned by any other person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

(e)  Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by or has any obligation under any Tax sharing agreement or similar agreement or arrangement other than one that is solely between the Company and one or more of its Subsidiaries or (ii) has any liability for Taxes of any party (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(f)  Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise and, to the Knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(g)  Neither the Company nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)  Except for the affiliated group of which the Company is presently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each of Company’s Subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where the Company was the common parent of such affiliated group.

(i)  Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or by reason of the transactions contemplated in this Agreement would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(j)  Except as set forth in Part 3.16(j) of the Company Disclosure Schedule, there are no Tax Liens upon any asset or property of the Company or any of its Subsidiaries except liens for Taxes not yet due and payable.

(k)  Except as set forth in Part 3.16(k) of the Company Disclosure Schedule, no power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Tax matter.

(l)  Neither the Company nor any of its Subsidiaries has made a disclosure on a federal income Tax Return pursuant to Section 6662 of the Code.

(m)  Except as set forth in Part 3.16(m) of the Company Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Return of the Company, any of its Subsidiaries or any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary of the Company is a member (other than those being contested in good faith and for which adequate reserves have been established) and, to the Knowledge of the Company, no material issues have been raised by any Tax authority in connection with any Tax or Tax Return.

3.17   Employee and Labor Matters; Benefit Plans.

(a)  Part 3.17(a) of the Company Disclosure Schedule identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each individual employment, change in control, severance, consulting or other similar agreement sponsored, maintained, contributed to or required to be contributed to, or entered into by any of the Acquired Corporations or any ERISA Affiliate for the benefit of any current or former director or employee of any of the Acquired Corporations (collectively, the “Employee Plans”). Part 3.17(a) also identifies any reserve or required contribution for the benefit of any current or former employee of any of the Acquired Corporations located in any foreign jurisdiction under any Legal Requirement.

(b)  Except as set forth in Part 3.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has maintained, sponsored or contributed to, any Employee Plan for which it currently has any obligation or liability that is an employee pension benefit plan (as defined in Section 3(2) of ERISA, or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA for the benefit of employees or former employees of any of the Acquired Corporations (a “Pension Plan”).

(c)  Except as set forth in Part 3.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any Employee Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Subtitles of ERISA), for the benefit of any current or former employees or directors of any of the Acquired Corporations (a “Welfare Plan”).

(d)  With respect to each Employee Plan, the Company has delivered or made available to Parent: (i) an accurate and complete copy of such Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Employee Plan for the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Plan, (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts in effect relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Employee Plan (if such Employee Plan is intended to be qualified under Section 401(a) of the Code).

(e)  No Pension Plan is, or has been since January 1, 1996, subject to section 302 of ERISA or section 412 of the Code. No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. None of the Acquired Corporations is required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, except for the Acquired Corporations. None of the Acquired Corporations is a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. None of the Employee Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA). None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(f)  Except as disclosed in Part 3.17(f) of the Company Disclosure Schedule, none of the Acquired Corporations has any plan or commitment to create or enter into any Employee Plan, or to modify or change any existing Employee Plan (other than to comply with applicable Legal Requirements) in a manner that would affect any current or former employee or director of any of the Acquired Corporations.

(g)  Except as set forth in Part 3.17(g) of the Company Disclosure Schedule, no Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Corporations after any termination of service of such employee or director (other than benefit coverage mandated by applicable Legal Requirements, including coverage provided pursuant to Section 4980B of the Code).

(h)  With respect to any Welfare Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code (“COBRA”) have been complied with in all material respects. Part 3.17(h) of the Company Disclosure Schedule describes all COBRA beneficiaries of the Acquired Corporations as of the date of this Agreement.

(i)  Each of the Employee Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements. The Acquired Corporations have in all material respects performed all of their respective obligations under the Employee Plans.

(j)  Each of the Employee Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the Internal Revenue Service, and, to the Knowledge of the Company, nothing has occurred that would adversely affect such determination.

(k)  Except as disclosed in either Part 3.17(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Employee Plan), or materially increase the benefits payable or provided under any Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 3.17(k) of the Company Disclosure Schedule), the consummation of the Offer or the Merger will not result in the acceleration of vesting of any unvested Company Options. No amounts payable under the Employee Plans will fail to be deductible for federal income tax purposes by virtue of section 162(m) or 280G of the Code.

(l)  Except as disclosed in Part 3.17(l) of the Company Disclosure Schedule, there are no pending, or to the Knowledge of the Company, any threatened or anticipated claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any Employee Plan, or otherwise involving any Employee Plan (other than routine claims for benefits).

(m)  The Company has taken all action necessary to adjust the number of shares, the exercise price, and any other relevant term of each outstanding equity-based award granted by the Company and other equity-based securities to take into account the Reverse Split.

(n)  None of the Acquired Corporations, any Employee Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which an Acquired Corporation, any Employee Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a Tax imposed pursuant to section 4975 or 4976 of the Code, in each case greater than $1,000 per occurrence or greater than $10,000 in the aggregate.

(o)  Part 3.17(o) of the Company Disclosure Schedule contains a list of all salaried employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Corporations are “at will” employees.

(p)  Part 3.17(p) of the Company Disclosure Schedule identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

(q)  Except to the extent represented in Section 3.17(i), each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

(r)  Each of the Acquired Corporations has good labor relations, and none of the Acquired Corporations has any Knowledge of any facts indicating that (i) the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed.

(s)  Except as set forth in Part 3.21(a) and Part 3.17(s) of the Company Disclosure Schedule, to the Knowledge of the Company, no person who is or was an officer or director of any of the Acquired Corporations has any right or claim against any of the Acquired Corporations, except for rights as an employee arising in the normal course (i) of such person’s employment relationship with any Acquired Corporation or (ii) under any Employee Plan.

3.18   Environmental Matters.    Each of the Acquired Corporations (i) is in compliance in all material respects with all applicable Environmental Laws, and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. Part 3.18 of the Company Disclosure Schedule sets forth each permit and other Governmental Authorizations held by the Acquired Corporations and required under applicable Environmental Law. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Acquired Corporation employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. There is no Environmental Claim by any Person that is pending or threatened against any Acquired Corporation or against any Person whose liability for any Environmental Claim an Acquired Corporation has retained or assumed either contractually or by operation of law. To the Knowledge of the Company, (a) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site. There is no Environmental Claim by any Person that is pending or threatened against any Acquired Corporation, or against any Person whose liability for any Environmental Claim any Acquired Corporation has retained or assumed either contractually or by operation of law. The Company has delivered to Parent prior to the execution of this Agreement all information that is in the possession of or reasonably available to the Acquired Corporations regarding environmental matters pertaining to, or the environmental condition of, the businesses of the Company and its Subsidiaries or the compliance (or non-compliance) by the businesses of the Company and its Subsidiaries with any Environmental Laws.

For purposes of this Section 3.18: (A) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (B) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.) and (C) “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by an Acquired Corporation, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

3.19  Insurance.    The Company has delivered to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect, all premiums due thereon have been paid and the Acquired Corporations are otherwise in compliance in all material respects with the terms and provisions of such policies. Since January 1, 2001, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 3.19 and Part 3.17 of the Company Disclosure Schedule, there is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations. With respect to each Legal Proceeding that has been filed against the Company by or in the names of one or more stockholders of the Company, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

3.20  Transactions with Affiliates.    Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company’s last annual meeting proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

3.21  Legal Proceedings; Orders.

(a)  Except as set forth in Part 3.21(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer or the Merger or any action taken or to be taken by an Acquired Corporation pursuant to this Agreement or any of the other transactions contemplated by this Agreement To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)  There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

3.22  Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement.    The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and the transactions contemplated hereby. The board of directors of the Company (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company, (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, (c) declared that this Agreement is advisable, (d) adopted the Company Board Recommendation, and (e) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement, including Section 203 of the DGCL, that might otherwise apply to the Offer or the Merger or any of the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Acquisition Sub, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the Company nor any of its Subsidiaries is subject to any “moratorium”, “control share”, “fair price” or other antitakeover laws and regulations of any state (collectively the “Takeover Laws”) that would affect this Agreement or the transactions contemplated hereby. The Company’s board of directors has approved the Offer, the Merger and this Agreement and the transactions contemplated hereby or thereby for the purpose of such Takeover Laws. Prior to the execution of the Tender and Voting Agreement, the board of directors of the Company unanimously approved the Tender and Voting Agreement and the transactions contemplated thereby.

3.23  Section 203 of the DGCL Not Applicable.    As of the date hereof and at all times on or prior to the Effective Time, the board of directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Tender and Voting Agreement and to the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender and Voting Agreement.

3.24  Vote Required.    If required under applicable Legal Requirements, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated by this Agreement.

3.25  Non-Contravention; Consents.    Neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation by the Company of the Offer, the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)  contravene, conflict with or result in a violation of (i) any of the provisions of the articles or certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d)  except as set forth in Part 3.25(d) of the Company Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default (or give rise to any right of termination, amendment, cancellation or acceleration) or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract, (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract;

(e)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f)  except as set forth in Part 3.25(f) of the Company Disclosure Schedule, result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Acquired Corporation Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, any foreign antitrust law or regulation and the NASD Bylaws, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person

(including, without limitation, consents from parties to loans, Contracts, leases and other agreements to which an Acquired Corporation is a party, except where the failure to obtain such consents has not, and would not reasonably be expected to, materially adversely effect the Acquired Corporations) in connection with (x) the execution, delivery or performance of this Agreement by the Company, or (y) the consummation by the Company of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

3.26  Fairness Opinion.    The Company’s board of directors has received the written opinion of SG Cowen Securities Corporation (“Cowen”), financial advisor to the Company, dated October 8, 2002, to the effect that as of such date the Per Share Amount is fair to the stockholders of the Company from a financial point of view. The Company has furnished a true and correct copy of said written opinion to Parent.

3.27  Financial Advisory and Other Fees.    Except for Cowen, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Cowen and all fees, commissions and other amounts that may become payable to Cowen by the Company if the Offer and the Merger are consummated will not exceed $1,540,000. The aggregate amount of legal fees paid or payable by the Company to its counsel in connection with the Offer, the Merger and the transactions contemplated hereby shall not exceed $635,000 excluding (i) reasonable expenses and out-of-pocket disbursements billed by such counsel in accordance with its standard billing practices, and (ii) legal fees incurred in connection with any litigation that may arise out of the Offer, the Merger or the transactions contemplated hereby; provided that (x) all legal fees shall be billed at such counsel’s standard hourly billing rates as then in effect, and (y) all such legal fees shall be reasonably documented. The Company has furnished to Parent accurate and complete copies of all agreements under which all fees (including legal fees), commissions and other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Cowen or any other advisor.

3.28  Liquidity.    The Acquired Corporations have and will have sufficient cash and cash equivalents available (taking into account the amounts to be loaned to the Company by Parent pursuant to Section 6.9), together with the cash flows from normal operations to continue the conduct of their businesses in the normal and ordinary course consistent with past practice through December 15, 2002.

3.29  Dealings With Silicon Valley Bank.    As of the date this Agreement, (i) no amounts have been borrowed by the Company or the Acquired Corporations from Silicon Valley Bank (“SVB”) pursuant to the Accounts Receivables Purchase Agreement (the “SVB Receivables Agreement”) dated as of April 19, 2002 and (ii) the Loan and Security Agreement with SVB dated as of June 29, 2001 has been terminated. Except as set forth in Part 3.29 of the Company Disclosure Schedule, no amounts are owed to SVB.

3.30  Financial Advisory Agreements.    Subject to Section 3.27, none of the Acquired Corporations has any obligation or liability of any nature under, or with respect to, any brokerage agreement, finders agreement, placement agency agreement, financial advisory agreement, underwriting agreement or similar agreement.

3.31  California Corporations Code.    The Company is not, and has not at any time since December 31, 1998 been, subject to Section 2115 of the California Corporations Code.

3.32  Full Disclosure.

(a)  No representation or warranty by the Company contained in this Agreement (including, without limitation, the Company Disclosure Schedule) and no statement contained in any document (including, without limitation, financial statements and certificates), or other writings furnished or to be furnished by the Company to Parent or Acquisition Sub or any of their representatives (excluding financial forecasts, and other forward looking projections or information) pursuant to the provisions hereof or identified or referred to in the Company Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not false or misleading.

(b)  Subject to Parent’s and Acquisition Sub’s fulfillment of their respective obligations with respect thereto, the Schedule 14D-9 and the Proxy Statement will contain (and will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and neither the Schedule 14D-9 nor the Proxy Statement will, at the respective times they are filed with the SEC or published, sent or given to Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Acquisition Sub in writing for inclusion in, or with respect to Parent or Acquisition Sub information derived from Parent’s public SEC filings which is included or incorporated by reference in, the Schedule 14D-9 or the Proxy Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, or with respect to any information supplied by the Company for inclusion in any of the Offer Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Offer Documents, the Company shall so describe the event to Parent.

Section 4.  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub represent and warrant to the Company as follows:

4.1  Due Organization.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Sub has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used.

4.2  Authority; Binding Nature of Agreement.    Parent and Acquisition Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3  Non-Contravention; Consents.    Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the Offer or the Merger will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Acquisition Sub, (b) result in a default by Parent or Acquisition Sub under any Contract to which Parent or Acquisition Sub is a party, except for any default that has not had and will not have a material adverse effect on the ability of Parent and Acquisition Sub to consummate the Offer or the Merger, or (c) result in a violation by Parent or Acquisition Sub of any order, writ, injunction, judgment or decree to which Parent or Acquisition Sub is subject, except for any violation that has not had and will not have a material adverse effect on the ability of Parent and Acquisition Sub to consummate the Offer or the Merger. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, any foreign antitrust law or regulation and the NASD Bylaws, Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Offer or the Merger.

4.4  Disclosure.    None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Offer Documents will, at the time the Offer Documents are mailed to the stockholders of the Company or at any time between the time the Offer Documents are mailed to the stockholders of the Company and the acceptance of shares of Company Common Stock pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.5  Funds.    Acquisition Sub has, or will have prior to the consummation of the Offer, sufficient funds available to permit Acquisition Sub to satisfy the obligation to pay for shares of Company Common Stock in the Offer, to pay the Merger Consideration in the Merger and to pay any fees and expenses to be incurred in connection with the consummation of the transactions contemplated hereby. No later than contemporaneously with consummation of the Offer contemplated hereby, Parent will make such funds available to Acquisition Sub to enable Acquisition Sub to fulfill its obligations hereunder. Parent and Acquisition Sub expressly acknowledge that Parent’s and Acquisition Sub’s ability to obtain financing is not a condition to the obligations of Parent and Acquisition Sub hereunder.

4.6  Brokers’ and Finders’ Fees.    Except for amounts payable to Bear, Stearns & Co. Inc. (“Bear Stearns”) Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby or thereby.

Section 5.  CERTAIN COVENANTS OF THE COMPANY

5.1  Access and Investigation.    During the period from the date of this Agreement through the acceptance of shares of Company Common Stock for purchase pursuant to the Offer (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations and their financial condition, as Parent may reasonably request; (c) fully cooperate with Parent in its reasonable investigation of the businesses of the Acquired Corporations, and (d) permit Parent and its Representatives to contact major customers of the businesses of the Acquired Corporations. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall inform Parent of, and, upon Parent’s reasonable request, provide Parent with copies of:

(i)  all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including (A) copies of any unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(ii)  any written materials or communications sent or proposed to be sent by or on behalf of the Company to its stockholders;

(iii)  any material notice, document or other communication sent or proposed to be sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

(iv)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, the Offer or the Merger;

(v)  any complaints, notices and other documents relating to Legal Proceedings with respect to any of the Acquired Corporations that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3 hereof;

(vi)  any event, transaction or circumstance, that such party learns has caused or will cause any covenant or agreement of such party under this Agreement to be breached or that renders or will render untrue any representation or warranty of such party contained in this Agreement in each case so as to cause a condition to the Offer not to be satisfied;

(vii)  any notice, report or other document filed with or sent or proposed to be filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Offer or the Merger or any of the other transactions contemplated by this Agreement; and

(viii)  any material notice, communication, report or other document received by any of the Acquired Corporations from any Governmental Body.

No notice, report or document given pursuant to this Section 5.1 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

5.2  Operation of the Company’s Business.

(a)  During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its businesses and operations (A) in the ordinary course consistent with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts; (ii) the Company shall use all commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its existing material relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with any of the Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 3.19; (iv) the Company shall cause to be provided all notices, assurances and support required by any Acquired Corporation Contract relating to any Company IP in order to ensure that no condition under such Acquired Corporation Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of any Acquired Corporation Source Code, or (B) a release from any escrow of any Acquired Corporation Source Code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; (v) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the transactions contemplated by this Agreement; and (vi) the Company shall (to the extent requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company’s business, operations and financial condition.

(b)  During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

(i)  (A) declare, accrue, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of the Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares (other than the valid exercise of Company Stock Options and Company Warrants outstanding as of the date of this Agreement);

(ii)  sell, issue, grant, pledge or Encumber or authorize the issuance, grant, pledge or Encumbrance of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement);

(iii)  amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, in each case with respect to the capital stock of the Company or the Acquired Corporations;

(iv)  amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)  form any Subsidiary or directly or indirectly acquire any equity or other interest in, or make any other investment in or capital contribution to, any other Entity;

(vi)  make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $100,000 in the aggregate or $33,333 per month during the Pre-Closing Period);

(vii)  enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii)  acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset, including without limitation, any Company IP, to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

(ix)  dispose of or permit to lapse any rights to the use of any Company IP, or dispose of or disclose to any Person other than representatives of Parent any trade secret, formula, process, know-how or other Company IP not theretofore a matter of public knowledge;

(x)  lend money to any Person, or incur or guarantee any indebtedness, including without limitation, any additional borrowings under any existing lines of credit;

(xi)  (A) except as required to comply with applicable Legal Requirements or to renew Employee Plans on the same terms and at the same costs, establish, adopt or amend any employee benefit plan, pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, or (B) enter into or amend any employment, consulting, severance or similar agreement with any individual other than consulting agreements entered into in the ordinary course of business involving payments in the aggregate for all such consulting agreements not in excess of $50,000 in any month and not with a term in excess of 90 days;

(xii)  hire any employee with an annual base salary in excess of $150,000, or with total annual compensation in excess of $300,000 or promote any employee except in order to fill a position vacated after the date of this Agreement;

(xiii)  (A) change any of its pricing policies, product return or warranty policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies in any material respect or (B) make any change in any method of accounting or accounting practice or policy (including any method, practice or policy relating to Taxes), except as required by any changes in generally accepted accounting principles or as otherwise required by law;

(xiv)  make or rescind any Tax election or settle or compromise any Tax liability of the Company or of any Acquired Corporation;

(xv)  (A) commence or settle any Legal Proceeding, including, without limitation, any Legal Proceeding relating to this Agreement, the Offer, the Merger or the transactions contemplated hereby, or (B) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries;

(xvi)  adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal;

(xvii)  permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

(xviii)  enter into any agreement, understanding or commitment that restrains, limits or impedes the ability of any Acquired Corporation to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the activities of any Acquired Corporation;

(xix)  plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries;

(xx)  accelerate the collection of any account receivable or delay the payment of any account payable, or otherwise reduce the assets or increase the liabilities of the Company or any of its Subsidiaries otherwise than in the ordinary course of business consistent with past practice;

(xxi)  take any action that could be reasonably expected to result in any of the conditions to the Offer set forth in Annex I not being satisfied;

(xxii)  enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

(xxiii)  agree or commit to take any of the actions described in clauses ”(i)” through “(xxii)” of this Section 5.2(b).

(c)  During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could be reasonably expected to make the timely satisfaction of any of the conditions set forth in Annex I impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 5.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

5.3  No Solicitation.

(a)  The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any affiliate, officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries relating to, or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or in connection with any Acquisition Proposal, or furnish to any Person any information or data with respect to or provide access to the properties of the Company or any of its Subsidiaries, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided, that nothing contained in this Section 5.3 or any other provision hereof shall prohibit the Company or the Company’s board of directors from (x) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosure to the Company’s stockholders as, in the good faith judgment of the Company’s board of directors, pursuant to advice from independent legal counsel, is reasonably expected to be required under applicable law, provided that Company may not, except as permitted by Section 5.3(b), withdraw or modify, or propose to withdraw or modify, the Company Board Recommendation or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Company Common Stock for payment pursuant to the Offer, the Company may furnish information concerning its businesses or its Subsidiaries, properties or assets to any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) and may negotiate and participate in discussions and negotiations with such Person or group whether or not such Person or group has had previous discussions or negotiations with the Company concerning a Superior Proposal (as defined below), provided that such Person or group shall have entered into a confidentiality agreement, the confidentiality provisions of which shall be no more favorable to such third party than those provided for in the Confidentiality Agreement (provided that such confidentiality agreement must permit the Company to disclose to Parent all of the information required to be disclosed by the Company to Parent by this Section 5.3) if:

(x)  such Person or group has submitted a Superior Proposal;

(y)  in the good faith opinion of the Company’s board of directors, determined only after consulting with independent legal counsel to the Company, such action is required to discharge the board’s fiduciary duties to the Company’s stockholders under applicable law; and

(z)  the Company has notified Parent in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than the second business day prior to so doing; provided, that if such two business day period would extend beyond December 13, 2002, the Company must notify Parent of its intention to engage in such discussions or negotiations or to provide such confidential information prior to doing so.

The Company will promptly (but in no case later than 24 hours) notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company regarding any Acquisition Proposal, and the Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive regarding any Acquisition Proposal (and will promptly provide to Parent copies of any written materials (including e-mails) received by the Company or its Representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other person in connection with any Acquisition Proposal which was not previously provided to Parent. The

Company will keep Parent fully informed on a prompt basis of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any of the material terms of any Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal. Notwithstanding anything to the contrary contained in the foregoing, in the event the Company is contacted on an unsolicited basis, and not in violation of this Section 5.3, by a Person or group (whether or not such Person or group has had previous discussions or negotiations with the Company) and such Person or group indicates that it is interested in acquiring all or a portion of the Company, but an Acquisition Proposal is not made, the Company may nevertheless provide such third party with a copy of the Confidentiality Agreement and a copy of this Agreement, provided, that the Company promptly notifies Parent of any such contact or indication of interest and provides copies to Parent of any letters, emails, communications or other documents relating to such contact or indication of interest.

(b)  Except as set forth in this Section 5.3(b), neither the board of directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub the Company Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, subject to compliance with the provisions of this Section 5.3, prior to the time of acceptance for payment of Company Common Stock pursuant to the Offer, the Company’s board of directors, after consulting with independent legal counsel, may withdraw or modify the Company Board Recommendation, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, if the board determines in good faith that such action is required to discharge the board’s fiduciary duties to the Company’s stockholders under applicable law, provided that in each case the Company has given Parent written notice at least four business days in advance of such action that the board of directors of the Company has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal.

(c)  Nothing in this Section 5.3, and no action taken by the board of directors of the Company pursuant to this Section 5.3, will (i) permit the Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as this Agreement remains in effect or (ii) affect in any manner any other obligation of the Company under this Agreement.

(d)  For purposes of this Agreement, “Acquisition Proposal” means any bona fide offer, proposal or other indication of interest regarding any of the following (other than the transactions provided for in this Agreement involving the Company): (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets including, without limitation, any license, lease or other transfer or disposition of all or substantially all of the Company IP, taken as a whole, in a single transaction or series of related transactions; (iii) any purchase or tender offer or exchange offer for 10% percent or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, “Superior Proposal” means an unsolicited Acquisition Proposal on terms which the board of directors of the Company determines in good faith to be more favorable to the Company’s stockholders than the Offer and the Merger (based on advice of the Company’s independent financial advisor with respect to the value of the consideration provided for in such proposal, for which financing, to the extent required, is reasonably capable of being obtained); provided, however, that for purposes of this definition, “Acquisition Proposal” shall be deemed to refer only to a transaction involving a majority of the outstanding voting securities of the Company or all or substantially all of the assets of the Company.

(e)  The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

5.4  Company Warrants.    Promptly after the acceptance for purchase of shares of Company Common Stock pursuant to the Offer, the Company will use all reasonable efforts to, and will take any steps required to be taken in order to timely notify the holders of those Company Warrants identified in Part 5.4(a) of the Company Disclosure Schedule that a “Triggering Event” (as such term is defined in such Company Warrants) will result upon consummation of the Merger. Holders of Company Warrants (other than those identified in Part 5.4(b) the Company Disclosure Schedule) shall be entitled to receive, in exchange for such Company Warrants, payment in cash equal to the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock under such Company Warrant (adjusted to take into account the Reverse Split) multiplied by the number of shares of Company Common Stock purchasable under such Company Warrant (in each case adjusted to take into account the Reverse Split). The Company shall use its best efforts to cause to be terminated each of the Company Warrants identified in Part 5.4(b) of the Company Disclosure Schedule on or prior to the Offer Closing Date, with no further obligation of the Company thereunder, and the Company shall provide to Parent all documentation to Parent relating to such termination, provided that if the Company uses its best efforts (which shall not require the payment of any consideration) to cause to be terminated each of the Company Warrants identified in Part 5.4(b) of the Company Disclosure Schedule on or prior to the Offer Closing Date, a failure to obtain such termination shall not constitute a breach of this Agreement.

5.5  Registration Statement.    The Company agrees to take all necessary actions to withdraw and terminate its pending Registration Statement on From S-3 on or prior to the Offer Closing Date (as hereinafter defined).

5.6  Escrow Shares.    The Company agrees to promptly withdraw its objections with respect to the delivery by the Escrow Agent of the Escrow Shares to the beneficiaries thereof.

5.7  Certain Resolutions.    The board of directors of the Company or the compensation committee thereof shall pass any necessary resolutions as soon as practicable after the date hereof to provide for the treatment of Company options as set forth in Section 6.3 of this Merger Agreement.

Section 6.  ADDITIONAL COVENANTS OF THE PARTIES

6.1  Stockholder Approval; Proxy Statement.

(a)  If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements, the Company shall, as promptly as practicable following the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of this Agreement), take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)  If the adoption of this Agreement by the Company’s stockholders is required by law, the Company shall, as soon as practicable following the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of this Agreement), prepare and file with the SEC the Proxy Statement and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders, as promptly as practicable. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and after obtaining the consent of Parent to such amendment or supplement, shall promptly transmit such amendment or supplement to the Company’s stockholders.

(c)  Notwithstanding anything to the contrary contained in this Agreement, if Acquisition Sub shall own by virtue of the Offer or otherwise at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the merger of Acquisition Sub and the Company to become effective as soon as practicable after the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of this Agreement) without a stockholders’ meeting in accordance with Section 253 of the DGCL (a “Short Form Merger”); provided, that Parent may, in its sole discretion, elect to delay the consummation of the Short Form Merger to permit Parent to cause the Company to adopt a stock option plan for grants of stock options to Company employees to be approved by the Company’s stockholders in accordance with all Legal Requirements as contemplated by Section 6.3(c).

(d)  Parent agrees to cause all shares of Company Common Stock owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Agreement at the Company Stockholders’ Meeting.

6.2  Regulatory Approvals.    Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notifications required under any applicable foreign antitrust laws or regulations in connection with the Offer, the Merger or the other transactions contemplated by this Agreement. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from any Governmental Body regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request, and only at the request, of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries’ ability to operate or retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Offer.

6.3  Stock Options.

(a)  The Company shall take, and Parent shall cooperate with the Company in taking, all steps to amend Company Options so that at the Effective Time, each Company Option which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire Company Common Stock and shall be converted automatically into an option to purchase shares of Parent common stock (“Parent Common Stock”) and Parent shall assume each such Company Option (hereinafter, “Assumed Option”)

subject to the terms of the stock option plan or program and the agreement pursuant to which such Assumed Option is outstanding, as such stock option plan, program and/or agreement may be amended pursuant to Section 6.3(c). Notwithstanding the foregoing, (i) the number of shares of Parent Common Stock purchasable upon exercise of such Assumed Option shall be equal to the number of shares of Company Common Stock that were purchasable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined in Exhibit A), and rounded down to the nearest whole share, and (ii) the per share exercise price under each such Assumed Option shall be adjusted by dividing the per share exercise price under each such Assumed Option by the Exchange Ratio, and rounding up to the nearest cent . In the case of any Assumed Option that is an “incentive stock option” (as defined in Section 422 of the Code), the exercise price, the number of shares of Parent Common Stock purchasable pursuant to such Assumed Option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

(b)  Each of the Company and, if applicable, Parent shall take all such steps as may be required by it to cause the transactions contemplated by this Section 6.3 as they relate to, and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in the Merger by, each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

(c)  Prior to the Effective Time, at the request of Parent, the Company shall: (i) take all action (including amending any and all of the Company’s existing stock option plans and program and any and all stock option agreements) that Parent determines may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of Section 6.3 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in Section 6.3; (ii) cause to be prepared and cause the Board of Directors of the Company to adopt a new stock option plan having terms satisfactory to Parent in its sole discretion (the “New Stock Option Plan”); (iii) cause to be prepared and filed with the California Department of Corporations a permit application to qualify the New Stock Option Plan and the options issuable thereunder pursuant to Section 25112 of the California Corporate Securities Law of 1968, as amended, and use its best efforts to cause the permit sought pursuant to such permit application to be issued as promptly as possible; (iv) take such other actions as Parent determines may be necessary to qualify the New Stock Option Plan and the options issuable thereunder pursuant to other applicable Blue Sky Laws; (v) to the extent permissible under applicable securities laws, cause to be granted, immediately prior to the Effective Time, options to purchase shares of Company Common Stock having an exercise price and other terms satisfactory to Parent in its sole discretion to those employees of the Company or any Subsidiary of the Company as Parent shall determine in its sole discretion; and (vi) take all other action that may be reasonably requested by Parent to effectuate the provisions of clauses “(ii)” through “(v)” of this Section 6.3(c); provided that if the Company takes all actions required by this Section 6.3(c) (which actions shall not require the payment of any consideration other than customary fees and expenses) to cause the events described in this Section 6.3(c) to occur, the failure to occur of any such event shall not constitute a breach of this Agreement.

(d)  Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options. Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) under the Securities Act or on another appropriate form, reasonably promptly following the Effective Time, with respect to Parent Common Stock subject to the Assumed Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as the Assumed Options remain outstanding and exercisable.

6.4   Employee Benefits.

(a)  Parent agrees that all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans; provided, however, that (i) nothing in this Section 6.4 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent’s health and welfare benefit plans, to substantially the same extent as similarly situated employees of Parent. Nothing in this Section 6.4(a) or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment.

(b)  Unless Parent provides written notice otherwise, the Company shall terminate, effective as of the day immediately prior to and contingent upon the Company becoming a member of the same Controlled Group of Corporations (as such term is defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”), any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participate) that contains a cash or deferred arrangement intended to qualify under section 401(k) of the Code (the “401(k) Plans”). The Company shall provide Parent evidence that the 401(k) Plans of the Acquired Corporations (or in which any of the Acquired Corporations participate) have been terminated pursuant to resolutions of the board of directors of the applicable Acquired Corporation (the form and substance of such resolutions shall be subject to review and approval of Parent) effective as of the 401(k) Termination Date.

6.5   Indemnification of Officers and Directors.

(a)  All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company’s bylaws, certificate of incorporation and any written contract or agreement providing for indemnification to any Indemnified Person (copies of each of which have been provided to Parent) as in effect as of the date of this Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time.

(b)  Provided that the officers of the Company as of the date hereof prepare and execute the application with respect thereto, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, a “tail” policy of directors’ and officers’ liability insurance (the “Tail Policy”) covering the period of time from the Effective Time until up to the sixth anniversary of the Effective Time, to the extent that directors’ and officers’ liability insurance coverage is commercially available providing comparable coverage to the existing directors’ and officers’ liability insurance policy maintained by the Company as of the date hereof; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for such Tail Policy in excess of $500,000, and, in the event the aggregate premium for such Tail Policy exceeds $500,000, the Surviving Corporation shall be entitled to alter the terms of such coverage and/or period of such coverage under the Tail Policy to such terms of coverage and/or period of time that can be obtained for an aggregate premium equal to $500,000, with the terms of such changes in coverage or period of coverage to be determined in consultation with each of the Continuing Directors; provided, further, that, if requested by the Continuing Directors, such aggregate premium shall be, and at the option of Parent may be, paid in the aggregate at or prior to the Effective Time.

6.6   Additional Agreements.

(a)  Subject to Section 6.6(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 6.6(b), each party to this Agreement (i) shall make all filings and give all notices required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Offer and the Merger and each of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by this Agreement. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

(b)  Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Company IP, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Company IP; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding relating to the Offer, the Merger or any of the other transactions contemplated by this Agreement if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

6.7   Disclosure.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, make any disclosure to employees of any of the Acquired Corporations, to the public or otherwise regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have been given the opportunity to review and comment upon such disclosure and shall have approved such disclosure, (b) the Company shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law, or (c) disclosure is required by court process by a court of competent jurisdiction.

6.8   Resignation of Officers and Directors.    The Company shall obtain and deliver to Parent on or prior to the acceptance of shares of Company Common Stock pursuant to the Offer the resignation of each director of each of the Acquired Corporations (subject to Section 1.3) and such officers of the Acquired Corporations as Parent shall request.

6.9   Bridge Loan.    Simultaneously with the execution of this Agreement, Parent and the Company shall enter into bridge financing agreements (the “Bridge Financing Agreements”) pursuant to which Parent shall make available to the Company secured financing in an aggregate amount of $2 million (the “Bridge Loan”) at the times set forth in the Bridge Financing Agreements and in accordance therewith, which amounts shall be required to be repaid on the date on which this Agreement is terminated, except as otherwise expressly provided for in the Bridge Financing Agreements; provided, that if this Agreement is terminated pursuant to (x) Section 8.1(c) or 8.1(d) hereof and, at the time of such termination, all conditions to the Offer other than the Minimum Condition have been satisfied, or (y) Section 8.1(g), then such amounts shall be required to be repaid within fourteen calendar days after such termination; provided, further, that it this Agreement is terminated by the Company pursuant to Section 8.1(h) hereof, then such amounts shall be required to be repaid immediately prior to any such termination.

6.10   SVB Receivables Agreement.    The Company shall not borrow any amounts from, or sell any receivables to, SVB under the SVB Receivables Agreement or otherwise at any time while there is outstanding any principal of or interest on any loans made by Parent to the Company pursuant to the Bridge Financing Agreements. The Company shall take all such actions and do all such things as may be reasonably requested by Parent or Acquisition Sub to ensure that SVB is aware of the Company’s obligations under this Section 6.10 and consents to the second priority lien of Parent pursuant to the Bridge Financing Agreements.

6.11   General Cooperation. From the date hereof through the Effective Time, the Acquired Corporations will use their good faith efforts to operate their businesses in such a manner as to achieve a smooth transition consistent with the mutual business interests of the Acquired Corporations and Parent. In this regard, the Acquired Corporations and Parent agree that they will enter into good faith discussions concerning the businesses of the Acquired Corporations, including, but not limited to, personnel policies and procedures, and other operational matters.

Section 7.  CONDITIONS PRECEDENT TO THE MERGER

The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1   Stockholder Approval.    If required by applicable Legal Requirements, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.2   No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, that in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered.

7.3   Consummation of Offer.    Acquisition Sub shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer (the “Offer Closing Date”).

Section 8.  TERMINATION

8.1   Termination.    This Agreement may be terminated prior to the Offer Closing Date or the Effective Time for any reason provided below:

(a)  prior to the Effective Time, by mutual written consent of Parent and the Company;

(b)  prior to the Effective Time, by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of shares of Company Common Stock pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal;

(c)  prior to the Offer Closing Date, by either Parent or the Company if the Offer shall have expired without the acceptance for payment of shares of Company Common Stock; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the acceptance for payment of shares of Company Common Stock pursuant to the Offer is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent the fee, if any, required to be paid to Parent pursuant to Section 8.3(c);

(d)  prior to the Offer Closing Date, by either Parent or the Company if the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall not have occurred on or prior to the close of business on December 15, 2002; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of the acceptance for payment of shares of Company Common Stock pursuant to the Offer by the close of business on December 15, 2002 is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a) and shall have paid to Parent the fee, if any, required to be paid to Parent pursuant to Section 8.3(c);

(e)  prior to the Offer Closing Date, by Parent if a Triggering Event shall have occurred;

(f)  prior to the Offer Closing Date, by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall fail to be true and correct as of the date of this Agreement or as of a date subsequent to the date of this Agreement (as if made on such subsequent date), (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date) in either case such that the condition set forth in paragraph “(b)” of Annex I would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded); or (ii) any of the Company’s obligations, agreements or covenants contained in this Agreement shall have been breached such that the condition set forth in paragraph “(b)” of Annex I would not be satisfied; provided, however, that if any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement fail to be true and correct or there is any breach of a covenant by the Company which is curable by the Company within 10 days and the Company is continuing to exercise all reasonable efforts to cure such failure or breach within such 10-day period, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such failure or breach until 10 days after Parent gives the Company notice of its intent to so terminate this Agreement;

(g)  prior to the Offer Closing Date, by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall fail to be true and correct as of the date of this Agreement, or as of a date subsequent to the date of this Agreement (as if made on such subsequent date), (except for representations and warranties made as of a specified date, which shall fail to be so true and correct as of such date), except where such failure does not have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Offer or the Merger; or (ii) if Parent shall not have complied with in all material respects Parent’s covenants contained in this Agreement, except where such noncompliance does not have a material adverse effect on the ability of Parent or Acquisition Sub to consummate the Offer or the Merger; provided, however, that if any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement fail to be true and correct or there is any failure to comply with Parent’s obligations, agreements or covenants which is curable by Parent within 10 days and Parent is continuing to exercise all reasonable efforts to cure such failure or noncompliance within such 10-day period, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such failure or noncompliance until 10 days after the Company gives Parent notice of its intent to so terminate this Agreement; or

(h)  prior to the Offer Closing Date, by the Company if the Company has proposed to enter into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal in accordance with Section 5.3, provided that the Company has complied with all of the provisions of Section 5.3, including the notice provisions therein, and that simultaneously with terminating this Agreement the Company makes all payments required to be made to Parent pursuant to Section 8.3.

8.2   Effect of Termination.    In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement and (iii) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any shares of Company Common Stock accepted for payment and paid for pursuant to the Offer prior to such termination.

8.3   Expenses; Termination Fees.

(a)  Except as set forth in Section 6.5 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that:

(i)  Parent and the Company shall share equally all reasonably documented fees and out-of pocket expenses, other than attorneys’, accounting and financial advisory fees and expenses (including fees payable to Cowen and Bear Stearns), incurred in connection with (A) the filing, printing and mailing of the Offer Documents and the Proxy Statement and any amendments or supplements thereto and

(B)  the filing of any notice or other document under any applicable foreign antitrust law or regulation; and

(ii)  if this Agreement is terminated

(x)  by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) and at or prior to the time of such termination of this Agreement an Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly submitted, made or communicated to the Company’s board of directors (a termination under such circumstances being referred to herein as a “Post-Proposal Termination”),

(y)  by Parent pursuant to Section 8.1(e) or Section 8.1(f), or

(z)  by the Company pursuant to Section 8.1(h),

then (without limiting any obligation of the Company to pay any Termination Fee pursuant to Section 8.3(c)), the Company shall (A) make a nonrefundable cash payment to Parent, at the time specified in Section 8.3(b), in an amount equal to the aggregate amount of all reasonably documented fees and out-of-pocket expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the due diligence review of the Company by Parent and its Representatives, the preparation and negotiation of this Agreement and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement (the “Expense Amount”); provided, however, that the Expense Amount shall not exceed seven hundred and fifty thousand dollars ($750,000) in the aggregate, and (B) repay all Bridge Loans by Parent to the Company pursuant to the Bridge Financing Agreements at the time specified in Section 8.3(b), except as otherwise expressly set forth in the Bridge Financing Agreements.

(b)  If this Agreement is terminated:

(1)  by the Company (x) in a Post-Proposal Termination pursuant to Section 8.1(c) or Section 8.1(d), or (y) pursuant to Section 8.1(h), any Expense Amount payment and any Bridge Loan repayment required to be made pursuant to clause “(ii)” of the proviso to Section 8.3(a) shall be made by the Company prior to the time of such termination if the Company has been advised of such amount or two business days following the time that the Company has been advised of such amount; provided, that if this Agreement is terminated by the Company pursuant to Section 8.1(c) or Section 8.1(d) and, at the time of such termination, all conditions to the Offer other than the Minimum Condition have been satisfied, then the Bridge Loan shall be required to be repaid within fourteen calendar days after such termination, except as otherwise expressly set forth in the Bridge Financing Agreements; and

(2)  by Parent pursuant to (x) Section 8.1(c) or Section 8.1(d) in a Post-Proposal Termination, (y) Section 8.1(e), or (z) Section 8.1(f), any Expense Amount payment and any Bridge Loan repayment required to be made pursuant to clause “(ii)” of the proviso to Section 8.3(a) shall be made by the Company within two business days after such termination if the

Company has been advised of such amount prior to such termination or two business days following the time that the Company is advised of such amount; provided, that if this Agreement is terminated by Parent pursuant to Section 8.1(c) or 8.1(d) and, at the time of such termination, all other conditions to the Offer other than the Minimum Condition have been satisfied, then the Bridge Loan shall be required to be repaid within fourteen calendar days after such termination, except as otherwise expressly set forth in the Bridge Financing Agreements.

Notwithstanding the foregoing, no Expense Amount shall be required to be paid pursuant to Section 8.3(a) in the event of a termination by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) in a Post-Proposal Termination if, within five business days after the Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly or non-publicly submitted, made or communicated to the Company’s board of directors, the Company’s board of directors (A) determines that such Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Parent and the Person or Persons that made the Acquisition Proposal and (C) in the case of an Acquisition Proposal that has been publicly disclosed, within five business days thereafter files with the SEC, and mails to the Company’s stockholders, a supplement to the Company’s Schedule 14D-9 describing such determination and reaffirming the Company’s recommendation of the Offer and the Merger; provided, however, that if at any time prior to the sixth month anniversary of any such termination pursuant to Section 8.1(c) or Section 8.1(d) in a Post-Proposal Termination, the Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do any of the foregoing, the Company shall pay the Expense Amount required pursuant to Section 8.3(a), provided, further, however, that solely for purposes of the previous proviso, “Acquisition Proposal” shall not be deemed to refer to a transaction involving 25% or less of the outstanding shares of capital stock of the Company.

(c)  If this Agreement is terminated:

(i)  by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) in a Post-Proposal Termination,

(ii)  by Parent pursuant to Section 8.1(e),

(iii)  by Parent pursuant to Section 8.1(f) and within one year from the date of termination the Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do so, or

(iv)  by the Company pursuant to Section 8.1(h),

then the Company shall pay to Parent, in cash at the time specified in the following four sentences (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to one million five hundred thousand dollars ($1,500,000) (the “Termination Fee”). In the case of termination of this Agreement by the Company pursuant to Section 8.1(c) or Section 8.1(d) in a Post-Proposal Termination, the Termination Fee shall be paid by the Company prior to the time of such termination. In the case of termination of this Agreement by Parent pursuant to (x) Section 8.1(c) or Section 8.1(d) in a Post-Proposal

Termination, or (y) Section 8.1(e), the Termination Fee shall be paid by the Company within two business days after such termination. In the case of termination of this Agreement by Parent pursuant to Section 8.1(f) in the circumstances described in subclause “(iii)” of the first sentence of this Section 8.3(c), the Termination Fee shall be paid by the Company within two business days after the Company enters into, approves or recommends an agreement with respect to an Acquisition Proposal or resolves to do so. In the case of termination of this Agreement by the Company pursuant to Section 8.1(h), the Termination Fee shall be paid by the Company at or prior to the time of such termination.

Notwithstanding the foregoing, no Termination Fee shall be required to be paid pursuant to clause (i) of the first sentence of this Section 8.3(c) if, within five business days after the Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly or non-publicly submitted, made or communicated to the Company’s board of directors, the Company’s board of directors (A) determines that such Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Parent and the Person or Persons that made the Acquisition Proposal and (C) in the case of an Acquisition Proposal that has been publicly disclosed, within five business days thereafter files with the SEC, and mails to the Company’s stockholders, a supplement to the Company’s Schedule 14D-9 describing such determination and reaffirming the Company’s recommendation of the Offer and the Merger, provided, however, that if at any time prior to the date six months after the date of any such termination pursuant to Section 8.1(c) or Section 8.1(d) in a Post-Proposal Termination, the Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, any Acquisition Proposal, or agrees or resolves to do any of the foregoing, the Company shall pay the Termination Fee required pursuant to clause this Section 8.3(c) provided, further, however, that solely for purposes of the previous proviso, “Acquisition Proposal” shall not be deemed to refer to a transaction involving 25% or less of the outstanding shares of capital stock of the Company.

(d)  If the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. No expense reimbursement payment or payment of any Termination Fee shall relieve the Company of any liabilities to or damages suffered by Parent or Acquisition Sub arising out of any breach of this Agreement by the Company or its Representatives.

Section 9.  MISCELLANEOUS PROVISIONS

9.1   Amendment.    Subject to Section 1.3, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2   Waiver.    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3   No Survival of Representations and Warranties.    None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger; provided however that this Section 9.3 shall not limit any covenant or agreement of the parties hereto which by its terms provides for performance after the Effective Time or after termination of this Agreement.

9.4   Entire Agreement; Counterparts; No Third Party Beneficiaries.    This Agreement (together with the schedules thereto) and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the confidentiality provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for Indemnified Parties pursuant to Section 6.5 hereof

9.5   Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or any other jurisdiction. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware (and agrees not to commence any such action except in such courts) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

9.6   Headings.    The section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7   Attorneys’ Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8   Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect; provided, further, that Parent may assign this Agreement to any direct or indirect subsidiary of Parent, but any such assignment shall not relieve Parent of any of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any assignment prohibited under this Section 9.8 shall be null and void.

9.9   Notices.    All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified or registered mail return receipt requested, four (4) business days after the aforesaid mailing; (c) if delivered by overnight courier (with all charges having been prepaid), on the second business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 9.9), or the refusal to accept same, the notice shall be deemed received on the business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

if to Parent or Acquisition Sub:

Borland Software Corporation
100 Enterprise Way
Scotts Valley, CA 95066
Attention: Keith E. Gottfried
Senior Vice President—Law and Corporate Affairs,
General Counsel, Corporate Secretary and Chief Legal Officer
Telecopy: (831) 431-4123

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:    Daniel E. Stoller, Esq. and Richard J. Grossman, Esq.
Telecopy:    (212) 735-2000

and

Cooley Goodward LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
Attention:    Richard E. Climan, Esq.
Telecopy:    (650) 857-0663

if to Company, to

Starbase Corporation
4 Hutton Centre Drive, Suite 900
Attention:    James Harrer
Santa Ana, CA 92707
Telecopy:    (714) 445-4509

with a copy (which shall not constitute notice) to:

Jenkens & Gilchrist Parker Chapin LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention:    Martin Eric Weisberg, Esq. and
Christopher S. Auguste, Esq.
Telecopy:    (212) 704-6288

  9.10   Cooperation.     The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.11   Severability.    Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.12     Construction.

(a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e)  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BORLAND SOFTWARE CORPORATION

By:	/s/ DALE L. FULLER
Name: Title:	Dale L. Fuller President & CEO

GALAXY ACQUISITION CORP.

By:	/s/ KEITH E. GOTTFRIED
Name: Title:	Keith E. Gottfried Vice President

STARBASE CORPORATION

By:	/s/ JAMES A. HARRER
Name: Title:	James A. Harrer President & CEO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Annex I):

Acquired Corporation Contract.    “Acquired Corporation Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Acquired Corporation Company IP.    “Acquired Corporation Company IP” shall mean any Company IP owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

Acquired Corporation Source Code.    “Acquired Corporation Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Acquired Corporation Company IP.

Agreement.    “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Company Common Stock.    “Company Common Stock” shall mean the Common Stock, $.01 par value per share, of the Company.

Company Disclosure Schedule.    “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

Company IP Contract.    “Company IP Contract” shall mean and includes any Contract to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Acquired Corporations.

Company IP.    “Company IP” shall mean and includes all Intellectual Property Rights and Intellectual Property in which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Preferred Stock.    “Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.

Company Software “Company Software”    shall mean and include any software (including firmware and other software embedded in hardware devices) owned, developed (or

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currently being developed), used, marketed, distributed, licensed or sold by any of the Acquired Corporations at any time since January 1, 1993 (other than non-customized third-party software licensed to any of the Acquired Corporations for internal use on a non-exclusive basis).

Company Warrants.    Company Warrants shall mean those certain warrants to purchase an aggregate of 383,691 shares of Company Common Stock as identified on Part 3.3(b) of the Company Disclosure Schedule.

Confidentiality Agreement.    “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated September 17, 2001, between the Company and Parent.

Consent.    “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.    “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Encumbrance.    “Encumbrance” shall mean any lien, pledge, easement, obligation, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, obligations, understandings or arrangements imposing restrictions on title or use or other restrictions of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.    “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ERISA Affiliate.    “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA.

Exchange Act.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Ratio.    “Exchange Ratio” means the Merger Consideration divided by the closing trading price of a share of Parent Common Stock on the Nasdaq National Market, as reported in The Wall Street Journal, Eastern Edition (or such other source as the parties shall agree in writing) on the Closing Date, rounded to the nearest thousandth.

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Fully Diluted Number of Company Shares.    “Fully Diluted Number of Company Shares” shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of any option, warrant, other right to acquire capital stock of the Company or other security exercisable or convertible for shares of Company Common Stock or other capital stock of the Company, with an exercise price or conversion price equal to or less than the Per Share Amount, outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer.

Governmental Authorization.    “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.    “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

Intellectual Property.    “Intellectual Property” shall mean and includes algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights.    “Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patents and industrial property rights; (E) other proprietary rights in Intellectual Property of every kind and nature; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(A)” through “(E)” above.

Knowledge of the Company.    “Knowledge of the Company” concerning a particular subject, area or state of affairs shall mean the knowledge of (i) any of the officers of the Company or the Acquired Corporations and all knowledge which was or could have been obtained upon reasonable inquiry by such persons of those management level employees of the

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Company and its Subsidiaries whose duties would, in the normal course of the Company’s or any of the Acquired Corporation’s affairs, result in such management level employees having knowledge concerning such subject, area or state of affairs or (ii) the actual knowledge of any of the directors of the Company or the Acquired Corporations.

Legal Proceeding.    “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.    “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Small Cap Market).

Material Adverse Effect.    An event, occurrence, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, occurrence, violation, inaccuracy, circumstance or other matter (considered alone or together with any other matter or matters) had or could reasonably be expected to have a material adverse effect on (i) the business, condition (financial or otherwise), software engineer employee base, sales force employee base, capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement or any of the Bridge Financing Agreements, or (iii) Parent’s or Acquisition Sub’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect directly attributable to conditions in the industries in which the Acquired Corporations operate, which conditions do not materially disproportionately affect the Acquired Corporations, shall be disregarded.

Person.    “Person” shall mean any individual, Entity or Governmental Body.

Proxy Statement.    “Proxy Statement” shall mean the proxy or information statement of the Company to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Registered IP.    “Registered IP” means and includes all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

SEC.    “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.    “Securities Act” shall mean the Securities Act of 1933, as amended.

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Subsidiary.    An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

Taxes.    “Taxes” means all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, excise, property, sales, use, occupation, transfer, license, ad valorem, gains, profits, gift, estimated, social security, unemployment, disability, premium, recapture, credit, payroll, withholding, severance, stamp, capital stock, franchise and other taxes or similar charges of any kind imposed by any governmental entity, including any interest and penalties on or additions to or in respect of a failure to comply with any requirement relating to any Tax Return; provided, however, that Taxes shall not mean any of the above taxes or charges resulting from, attributable to, or otherwise arising out of intercompany transactions.

Tax Return.    “Tax Return” shall mean any report, return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including, without limitation, combined, unitary or consolidated returns for any group of entities.

Triggering Event.    A “Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to unanimously recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer or vote to adopt the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation, or shall have taken any other action which is reasonably determined by Parent to suggest that the board of directors of the Company might not unanimously support the Offer or the Merger or might not believe that the Offer or the Merger is in the best interests of the Company’s stockholders; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Offer and the Merger are in the best interests of the Company’s stockholders; (iii) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Offer and the Merger are in the best interests of the Company’s stockholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed, recommended or taken a neutral position with respect to any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, disclosed or commenced or submitted, made or publicly communicated to the Company’s board of directors and the Company (A) fails to comply with the requirements of Section 8.3 or (B) otherwise fails to

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actively oppose such Acquisition Proposal; (viii) any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires or agrees to acquire, or discloses an intention to acquire, beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company; (ix) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.3; or (x) any default under agreements with respect to the Bridge Loan.

Unaudited Interim Balance Sheet.    “Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 2002, included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, as filed with the SEC prior to the date of this Agreement.

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Exhibit B

List of Individuals Entering into Tender and Voting Agreement

James Harrer
John Snedegar
Donald R. Farrow
Barry Sullivan
William R. Stow III
Doug Norman
James H. Smith
Alan Kucheck

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ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part. Notwithstanding any other provision of the Offer, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered shares of Company Common Stock, and may amend the Offer consistent with the terms of the Agreement or terminate the Offer and not accept for payment any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not have been satisfied at the time of expiration of the Offer, as it may be extended in accordance with Section 1.1 of the Agreement, or (ii) at any time on or after the date of the Agreement and prior to the expiration of the Offer, as it may be extended in accordance with Section 1.1 of the Agreement, any of the following events or circumstances shall occur or exist or shall be determined by Parent or Acquisition Sub to have occurred or exist:

(a)  any waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall not have expired or been terminated or any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall not have been obtained;

(b)  the representations and warranties of the Company set forth in the Agreement which are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects as of the date of the Agreement or shall not be true and correct in all material respects as of any subsequent date as though made on or as of such subsequent date, or the representations and warranties that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and accurate in all respects as of the date of the Agreement or shall not be true and correct in all respects as of any subsequent date as though made on or as of such subsequent date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period), or the Company shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it;

(c)  since the date of the Agreement, there shall have occurred any Material Adverse Effect on the Acquired Corporations, or any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

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(d)  any consent identified in Part 3.25 of the Company Disclosure Schedule, or any other material Consent required to be obtained in connection with the Offer, the Merger or any of the other transactions contemplated by the Agreement, shall not have been obtained or shall not be in full force and effect;

(e)  any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement shall have been issued by any court of competent jurisdiction and remain in effect, or there shall be any Legal Requirement enacted or deemed applicable by a Governmental Body to the Offer or the Merger or any of the other transactions contemplated by the Agreement that makes consummation of the Offer, the Merger or any of the other transactions contemplated by the Agreement illegal;

(f)  there shall be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved or either Parent or the Company shall have received a communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer or the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (iii) seeking to prohibit or limit in any material respect Parent’s or Acquisition Sub’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation; (iv) that could materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations; or (v) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Offer or the Merger or any of the other transactions contemplated by the Agreement;

(g)  there shall be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect on the Acquired Corporations or a material adverse effect on Parent: (i) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer or the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (iii) seeking to prohibit or limit in any material respect Parent’s or Acquisition Sub’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company or the Surviving Corporation; (iv) that would materially and adversely affect the right of Parent or any of the Acquired Corporations, to own the assets or operate the business of any of the Acquired Corporations; or (v) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Offer or the Merger or

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any of the other transactions contemplated by the Agreement; provided that this condition (g) shall not apply with respect to any Legal Proceeding relating to the ownership of the Escrow Shares.

(h)  there shall not have occurred and be continuing: (i) (A) any general suspension of trading in, or limitation on prices for, securities on The Nasdaq Stock Market for a period in excess of three hours (excluding any organized halt triggered solely as a result of a specified decrease in a market index or suspensions or limitations resulting solely from physical damage, technological or software breakdowns or malfunctions or interference with such exchange not related to market conditions) or (B) any decline in any of the Dow Jones Industrial Average, the Standard & Poors Index of 500 Industrial Companies, the Nasdaq Composite Index or the Nasdaq Computer and Data Processing Index in excess of 15% measured from the close of business on the date of the Agreement; (ii) a declaration by a Governmental Body of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) an act of terrorism or a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, which in any case could have a Material Adverse Effect on the Acquired Corporations or could materially adversely affect Parent’s or Acquisition Sub’s ability to consummate the Offer or the Merger; (iv) any extraordinary limitation (whether or not mandatory) by any Governmental Body on the extension of credit generally by banks or other financial institutions; or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

(i)  Company’s board of directors (i) shall have withdrawn, modified or changed in a manner adverse to Parent or Acquisition Sub (including by amendment of the Schedule 14D-9) the Company Board Recommendation, (ii) shall have recommended or remained neutral with respect to an Acquisition Proposal, (iii) shall have adopted any resolution or announced any intention to effect any of the foregoing, or (iv) shall fail to reaffirm the Company Board Recommendation within five business days after Parent requests that the Company Board Recommendation be reaffirmed;

(j)  the Agreement shall have been terminated in accordance with its terms;

(k)  there shall be a deterioration in the Company’s cash flow or liquidity or the amounts provided by the Company’s working capital, together with the funds provided by the Bridge Loan, such that such funds shall no longer be sufficient to maintain the Company’s level of operations as of the date of the Agreement through at least December 15, 2002; or

(l)  a Triggering Event shall have occurred;

which in the reasonable judgment of Parent or Acquisition Sub, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Acquisition Sub other than an action or inaction by Parent or Acquisition Sub constituting a material breach of the Agreement)

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giving rise to such event or circumstance, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Company Common Stock.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and (except for the Minimum Condition) may be waived by Parent and Acquisition Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Sub. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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